Exhibit 99.1

William Lyon Homes Announces Proposed Secondary Offering of

2,000,000 Shares of Class A Common Stock

NEWPORT BEACH, Calif. — August 13, 2015 — William Lyon Homes (NYSE: WLH) (the “Company”) today announced that, subject to market conditions, entities affiliated with Luxor Capital Group, LP (“Luxor”) intend to offer 2,000,000 shares of the Company’s Class A Common Stock in a registered public offering. The Company will not sell any shares in this offering or receive any portion of the proceeds from this offering. Credit Suisse Securities (USA) LLC is acting as sole book-running manager for the proposed offering.

The offering of these securities is being made pursuant to a shelf registration statement which was declared effective by the Securities and Exchange Commission (“SEC”) on March 20, 2014. A preliminary prospectus supplement relating to the offering has been filed with the SEC. Copies of the preliminary prospectus supplement related to the offering and accompanying prospectus may be obtained by contacting Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York, 10010, or by telephone at (800) 221-1037.

This press release is neither an offer to sell nor a solicitation of an offer to buy any Class A Common Stock, and shall not constitute an offer or a solicitation of an offer to buy, or a sale of, the Class A Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction.

Forward-Looking Statements

Statements contained in this release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed transaction described above will be consummated on the terms currently contemplated, if at all. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the SEC, including, but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2014, its quarterly reports on Form 10-Q for the quarters ending March 31, 2015 and June 30, 2015 and the registration statement and prospectus supplement described above. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

About William Lyon Homes

William Lyon Homes is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, the Company is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington and Oregon. Its core markets include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Seattle and Portland. The Company has a distinguished legacy of more than 59 years of homebuilding operations, over which time it has sold in excess of 94,000 homes. The Company markets and sells its homes under the William Lyon Homes brand in all of its markets except for Colorado, where the Company operates under the Village Homes brand, and Washington and Oregon, where the Company operates under the Polygon Northwest brand.

Investor/Media Contacts:

Financial Profiles, Inc.

Larry Clark, (310) 622-8223

WLH@finprofiles.com